                                                                    Exhibit 11.1


                      NITINOL MEDICAL TECHNOLOGIES, INC.
                       STATEMENT RE: EARNINGS PER SHARE
                                  (UNAUDITED)

                                               For the Twelve Months Ended
                                                      December 31,

                                             1997          1996          1995
                                         -----------   -----------  ------------

Net Income (loss)                        $(1,837,991)  $(1,162,877) $   584,262

Weighted average common
 shares outstanding                        9,595,969     6,748,810    3,763,587

Common stock equivalents                          --            --      219,660
                                         -----------   -----------  -----------

Weighted average number of
 common and common equivalent
 shares outstanding                        9,595,969     6,748,810    3,983,247
                                         -----------   -----------  -----------

Basic earnings (loss) per share          $     (0.19)  $     (0.17) $      0.16
                                         ===========   ===========  ===========

Diluted earnings (loss) per share        $     (0.19)  $     (0.17) $      0.15
                                         ===========   ===========  ===========